Exhibit 99.1

COMTECH COMMENTS ON DIRECTOR NOMINATIONS NOTICE

MELVILLE, NY -- September 9, 2021 -- Comtech Telecommunications Corp. (NASDAQ: CMTL) today confirmed receipt of notice from Outerbridge Capital Management of its intention to nominate three individuals to stand for election to Comtech’s Board of Directors at the Company’s 2021 Annual Meeting of Stockholders, which the Board anticipates will be held in December 2021.

The Company issued the following statement:

Comtech’s Board and management team maintain regular, open dialogue with investors and value their input. As part of this engagement, Comtech’s Chairman and CEO, President and COO, CFO, and members of the Board met with Outerbridge several times since June when it first issued a public letter to the Company’s Board. During these interactions, Outerbridge has exhibited little understanding of Comtech’s business and the significant strategic actions the Company has taken to enhance shareholder value while successfully navigating the impact of the pandemic on the business and its end markets.

Nevertheless, Comtech representatives listened closely to Outerbridge’s views and the Board’s Nominating and Governance Committee initiated a fair and thoughtful evaluation process in August when Outerbridge proposed two individuals as director candidates. As recently as last week, Comtech was engaged in good faith dialogue with Outerbridge about those individuals. Having invested considerable time and effort in this process, Comtech has now been presented with completely different candidates that Outerbridge has never mentioned before despite numerous discussions on the topic, which is not the path to a constructive resolution.

The Comtech Board is committed to sound corporate governance practices and maintaining the right mix of skills, experience, diversity and viewpoints through ongoing refreshment. Its Nominating and Governance Committee will review the newly proposed candidates in accordance with its standard procedures. The Board will then present its recommended slate of director nominees in Comtech’s definitive proxy statement, which will be published prior to the 2021 Annual Meeting.

About Comtech

Comtech Telecommunications Corp. is a global leading provider of next-generation 911 emergency systems and secure wireless communication technologies to commercial and government customers around the world. Headquartered in Melville, New York and with a passion for customer success, Comtech designs, produces and markets advanced and secure wireless solutions to customers in more than 100 countries. For more information, please visit www.comtechtel.com.

Forward-Looking Statements

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company’s Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in Securities and Exchange Commission filings.

PCMTL
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Media Contact:
Kekst CNC
Nicholas.Capuano@kekstcnc.com / Kimberly.Kriger@kekstcnc.com
(212) 521-4800

Investor Contact:
Investors@comtech.com
(631) 962-7005